EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 5, 2010, relating to the consolidated financial statements and financial statement schedule of GSI Commerce, Inc., and subsidiaries and the effectiveness of GSI Commerce’s internal control over financial reporting appearing in the Annual Report on Form 10-K of GSI Commerce, Inc. and subsidiaries for the year ended January 2, 2010.
/s/ Deloitte & Touche, LLP
Philadelphia, PA
June 2, 2010